FOR IMMEDIATE RELEASE Media Contact:

Rick Matthews

(212)843-8267

WELLS REIT II BOARD DECLARES 3rd QUARTER 2005 DIVIDEND

ATLANTA (June 8, 2005) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) announced today that its Board of Directors has declared a daily dividend for the period June 16, 2005 through September 15, 2005, of $0.001631 per share, which equates to an annual rate of $0.60 per share, based upon the original offering price of $10.00 per share. Third quarter dividends are to be paid in September 2005 to those investors who are shareholders of record each day from June 16, 2005 through September 15, 2005.

Wells Real Estate Funds is a national real estate investment management company that purchases real estate on behalf of Wells-sponsored investment programs. Since 1984, more than 185,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.2 billion in assets (valued at cost) totaling more than 30 million square feet of space.

To find out more, visit Wells online at www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of

1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., 6200 The Corners Parkway, Norcross, Georgia 30092-3365

(tel. 800-448-1010).

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